UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Gander Mountain Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting of Shareholders

to be held on June 8, 2006

To Our Shareholders:

The annual meeting of shareholders of Gander Mountain Company will be held at the Jerome Hill Theater, located at 180 East Fifth Street, Saint Paul, Minnesota, on Thursday, June 8, 2006, commencing at 9:00 a.m., central time, for the following purposes:

1.             to elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified;

2.             to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2007; and

to transact other business that may properly be brought before the meeting.

Our board of directors has fixed April 13, 2006 as the record date for the meeting, and only shareholders of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided, or vote the enclosed proxy by telephone or through the Internet in accordance with the voting instructions set forth on the enclosed proxy card. Voting by proxy will not affect your right to subsequently change your vote or to attend the annual meeting.

By Order of the Board of Directors,

Eric R. Jacobsen
Secretary

Saint Paul, Minnesota
May 5, 2006

VOTING INSTRUCTIONS

All shareholders may vote their shares through the mail. If you hold your shares through a broker or bank, you may also vote your shares through the Internet or by telephone. Please help us save administrative and postage costs by voting through the Internet or by telephone. Each method is available 24 hours a day until 11:59 p.m., eastern daylight time, on June 7, 2006 and will ensure that your vote is confirmed and counted immediately. To vote:

BY INTERNET

•      Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

•      Enter the control number and personal identification number (PIN) (if required) as shown on your proxy card or electronic notification.

•      Complete the electronic ballot and submit your voting instructions.

BY TELEPHONE

•      From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•      Enter the control number shown on your proxy card or electronic notification.

•      Follow the simple recorded instructions.

BY MAIL

•      Mark your selections on the proxy card.

•      Date and sign your name exactly as it appears on your proxy card.

•      Mail the proxy card in the enclosed postage-paid envelope.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

TABLE OF CONTENTS

About the Annual Meeting
Proposal 1 – Election of Directors
Directors and Director Nominees
Committees of Our Board of Directors
Board of Directors Meetings and Attendance
Principles of Corporate Governance
Director Independence
Lead Independent Director
Director Qualifications and Director Nominee Selection Policy
Compensation Committee Interlocks and Insider Participation
Director Compensation
Attendance at Annual Meeting
Procedures for Contacting the Board of Directors
Proposal 2 – Ratification of the Independent Registered Public Accounting Firm
Report of the Audit Committee
Security Ownership of Principal Shareholders and Management
Executive Compensation
Summary Compensation Table
Employment Agreements
Equity Compensation Tables
Report of the Compensation Committee
Company Stock Performance
Certain Relationships and Related Party Transactions
Section 16(a) Beneficial Ownership Reporting Compliance
Additional Information
Audit Committee Charter

GANDER MOUNTAIN COMPANY

PROXY STATEMENT FOR
2006 ANNUAL MEETING OF SHAREHOLDERS

ABOUT THE ANNUAL MEETING

The enclosed proxy is being solicited by our board of directors for use in connection with our annual meeting of shareholders to be held on Thursday, June 8, 2006 in the Jerome Hill Theater, located at 180 East Fifth Street, Saint Paul, Minnesota, at 9:00 a.m., central time, and at any adjournments thereof. The mailing of this proxy statement and our board of directors’ form of proxy to shareholders will commence on or about May 5, 2006.

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your shares. Instead, you may follow the instructions below to vote your shares over the telephone or on the Internet, or you can complete, sign and return the enclosed proxy card. Your proxy is important to ensure a quorum at the meeting.

What is the purpose of the annual meeting?

At the annual meeting we will ask our shareholders to vote on two matters:

1.             to elect a board of directors of eight directors, to serve until the next annual meeting of shareholders or until their successors have been duly elected and qualified; and

2.             to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending February 3, 2007;

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our shareholders.

Who is entitled to vote at the meeting?

Only shareholders of record at the close of business on April 13, 2006 will be entitled to vote at the meeting or adjournments thereof. At the close of business on the record date, we had 14,285,287 shares of our common stock outstanding and entitled to vote. Every share is entitled to one vote on each matter that comes before the meeting.

Who is entitled to attend the meeting?

Subject to space availability, all shareholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 8:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

A majority of the shares outstanding on the record date, present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Proxies in the accompanying form that are properly signed and duly returned to us, or if you hold your shares through a broker or bank, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by mail:

•      Mark your selections on the proxy card.

•      Date and sign your name exactly as it appears on your proxy card.

•      Mail the proxy card in the enclosed postage-paid envelope.

If you hold your shares through a broker or bank, to vote by Internet:

•      Go to the web site at www.proxyvote.com, 24 hours a day, seven days a week.

•      Enter the control number and personal identification number (PIN) (if required) as shown on your proxy card or electronic notification.

•      Complete the electronic ballot and submit your voting instructions.

If you hold your shares through a broker or bank, to vote by telephone:

•      From a touch-tone telephone, call the toll-free number printed on your proxy card or electronic notification, 24 hours a day, seven days a week.

•      Enter the control number shown on your proxy card or electronic notification.

•      Follow the simple recorded instructions.

If you are a registered shareholder and attend the annual meeting, you may deliver your proxy in person. If you hold your shares in “street name,” you need to obtain a proxy form from the institution that holds your shares.

May I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with our corporate secretary either a notice of revocation or a duly executed proxy bearing a later date. Alternatively, if you have voted by telephone or through the Internet, you may change your vote by calling the toll-free number again and following the instructions, or by accessing the web site and following the instructions. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote for the election of the eight nominated directors to constitute the board of directors and for the ratification of Ernst & Young LLP as our independent registered public accounting firm. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Election of Directors. Directors are elected by a plurality of the voting power of the shares of common stock entitled to vote and present in person or represented by proxy at the meeting. For this purpose, a properly executed proxy marked “WITHHELD” with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

Other Items. For all other items that properly come before the meeting, the affirmative vote of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the meeting is required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will be counted for purposes of determining whether there is a quorum and will be considered present in person or by proxy and entitled to vote.

What is the effect of abstentions and broker non-votes?

If shareholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting. These shares will count toward determining whether or not a quorum is present. However, these shares will not be considered cast with respect to the proposal for which they abstain from voting and will not be taken into account in determining the outcome of any of those proposals. Accordingly, an abstention will have the effect of a negative vote.

If a shareholder does not give a broker holding the shareholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters, such as the election of directors and the ratification of Ernst & Young LLP as our independent registered public accounting firm. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. These rules apply to us notwithstanding the fact that shares of our common stock are traded on The Nasdaq National Market. If a broker votes shares that are unvoted by its customers for or against a “routine” proposal, these shares are counted for the purpose of establishing a quorum and also will be counted for the purpose of determining the outcome of the “routine” proposals on which they are cast. Shares held by a broker on behalf of a shareholder will not be considered cast with respect to any “non-routine” proposals and will not be taken into account in determining the outcome of any of “non-routine” proposals.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit solicitation of proxies. Any adjournment would require the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, the Internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our shares. We will reimburse them for their reasonable out-of-pocket expenses in forwarding these materials.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended January 28, 2006, known as fiscal 2005, including financial statements, is enclosed. The annual report is also available online at www.gandermountain.com. For additional printed copies, which are available without charge, please contact our investor relations representative by e-mail at investorrelations@gandermountain.com or by mail to Gander Mountain Company, c/o Investor Relations, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

What is the deadline for submitting a shareholder proposal for the 2007 annual meeting?

We must receive shareholder proposals intended to be presented at the 2007 annual meeting of shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than January 5, 2007. We must receive any other shareholder proposals intended to be presented at the 2007 annual meeting of shareholders at our principal executive office no later than March 10, 2007. The inclusion of any shareholder proposals in such proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, including Rule 14a-8. Written copies of all shareholder proposals should be sent to our principal executive offices at Gander Mountain Company, c/o Corporate Secretary, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

PROPOSAL 1 – ELECTION OF DIRECTORS

Directors and Director Nominees

Eight directors are to be elected at the meeting, each director to hold office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. All of the nominees named below are current directors of our company. Each nominee has indicated a willingness to serve as a director for the ensuing year. Proxies solicited by the board will, unless otherwise directed, be voted to elect the eight nominees named below to constitute the entire board, but in case any nominee is not a candidate at the meeting for any reason, the proxies named in the enclosed proxy form may vote for a substitute nominee in their discretion.

The following table sets forth certain information regarding each director nominee:

Name	Age	Position	Director Since
Mark R. Baker	48	President, Chief Executive Officer and Director	2004
Karen M. Bohn*	52	Director	2004
Marshall L. Day*	62	Lead Independent Director	2004
Richard C. Dell*	60	Director	2004
Gerald A. Erickson	68	Director	1997
Ronald A. Erickson	69	Chairman of the Board of Directors and Director	1997
Dale Nitschke*	44	Director	2004
David C. Pratt*	61	Vice Chairman of the Board of Directors and Director	2005

*Independent director

Mark R. Baker, an avid outdoorsman, has served as Chief Executive Officer since September 2002. He was appointed to the office of President in February 2004. From 1996 to July 2001, he served in various positions with Home Depot Inc., including serving as Executive Vice President, Chief Operating Officer and Chief Merchandising Officer from 1999 to 2001. Prior to joining Home Depot, Mr. Baker held senior management positions with various retailers, including Knox Hardware and Lumber, Scotty’s Home Improvement Centers, and HomeBase. Mr. Baker is a director of The Scotts Company, a public company that manufactures and markets lawn and garden products.

Karen M. Bohn is currently President and Chief Executive Officer of Galeo Group LLC, a strategic management resource for companies in governance, philanthropy, strategy and management effectiveness. Previously, she held a variety of positions with Piper Jaffray Companies, most recently as Chief Administrative Officer and member of the Management Committee.

Marshall L. Day served in various positions with Home Depot Inc. from 1986 through April 2000, serving as Senior Vice President—Finance from 1993 to 1995, Senior Vice President—Chief Financial Officer from 1995 to 1998 and Senior Vice President—Finance and Accounting from 1998 through April 2000. Since his retirement from Home Depot Inc. in April 2000, Mr. Day has served as an independent consultant.

Richard C. Dell has served as the Chief Executive Officer of Ames True Temper, a manufacturer and marketer of non-powered lawn and garden tools and accessories, since January 2002. Prior to joining Ames True Temper, Mr. Dell spent 27 years in a variety of positions at Newell Rubbermaid, most recently as Group President.

Gerald A. Erickson has been a principal of Holiday Companies since its formation in December 1992 and has served on the Board of Directors and as Vice President of Holiday Companies since that time. Mr. Erickson has also served as Vice Chairman of the Board of Directors of Holiday Companies since 2003.

Ronald A. Erickson is the Chief Executive Officer and Chairman of the Board of Directors of Holiday Companies, positions he has held since its formation in December 1992. Mr. Erickson is also a member of the Board of Directors of Carriage Services, Inc., a public company engaged in the funeral services business, and Andersen Corporation, a privately held company engaged in the manufacture and sale of windows and doors.

Dale Nitschke is currently President of Target.com, the direct sales arm of Target Corporation, focusing primarily on Internet commerce. He has held a variety of merchandising positions with Target Corporation since 1985, most recently as Senior Vice President and General Merchandising Manager for Marshall Fields.

David C. Pratt, was elected to a director of the company in August 2005 and appointed Vice Chairman of the Board of Directors in December 2005. He is the former Chairman, President and Chief Executive Officer of United Industries, which he founded in 1969. He also is president of Rex Realty in Clayton, Missouri, and is a minority owner of the St. Louis Cardinals major league baseball team.

Committees of Our Board of Directors

Audit Committee

Messrs. Day (Chair), Dell and Nitschke comprise our audit committee. The purpose of our audit committee is to oversee the accounting and financial reporting processes of our company and the audits of the financial statements of our company. Our audit committee’s function is one of oversight and, in that regard, our audit committee meets with our management and our independent registered public accounting firm to review and discuss our financial reporting and our controls regarding accounting and risk of material loss. The responsibilities of our audit committee are set forth in the Audit Committee Charter, which is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations; the current version was ratified by our board of directors on March 1, 2006 and is available on our website at www.gandermountain.com and attached as Exhibit A to this proxy statement. In addition to regular consultation with our management, our audit committee held five meetings in fiscal 2005 and acted by written consent in lieu of a meeting on one occasion.

Our board of directors has determined that all members of our audit committee are “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934, as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards and as that term is defined by Section 301 of the Sarbanes-Oxley Act of 2002. Our board of directors has determined that Mr. Day, the chair of our audit committee, is an “audit committee financial expert” as defined by Securities and Exchange Commission regulations.

Compensation Committee

Mr. Dell (Chair), Ms. Bohn and Messrs. Day and Pratt comprise our compensation committee. All members of our compensation committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The purposes of our compensation committee are to discharge the responsibilities of the board with respect to all forms of compensation of our executive officers, oversee our company’s equity-based incentive plans and report to the shareholders regarding our company’s executive compensation practices and policies. The responsibilities of our compensation committee are set forth in the Compensation Committee Charter, which is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.gandermountain.com. In addition to regular consultation with our management, our compensation committee held four meetings in fiscal 2005 and acted by written consent in lieu of a meeting on six occasions.

Stock-Based Awards Committee

Mr. Dell (Chair), Ms. Bohn and Mr. Day comprise our stock-based awards committee. All members of our stock-based awards committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The purpose of our stock-based awards committee is to review, consider and approve grants of stock options and other stock-based awards made to our directors and officers to the extent these individuals are persons required to file reports with the Securities and Exchange Commission pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder. In addition to regular consultation with our management, our stock-based awards committee held two meetings in fiscal 2005 and acted by written consent in lieu of a meeting on two occasions.

Governance and Nominating Committee

Ms. Bohn (Chair), Mr. Nitschke and Mr. Pratt comprise our governance and nominating committee. All members of the governance and nominating committee are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards. The purposes of our governance and nominating committee are to oversee corporate governance matters; approve director-nominees to be considered for election by shareholders and for election by the board to fill any vacancy or newly created directorship; and make recommendations to the board concerning the appropriate size and composition of the board and each board committee, and the establishment of new board committees. Our governance and nominating committee also assists our board of directors in developing and implementing our Principles of Corporate Governance and Code of Business Conduct and Ethics. The responsibilities of our governance and nominating committee are set forth in the Governance and Nominating Committee Charter, which is regularly reviewed on at least an annual basis in light of Securities and Exchange Commission and National Association of Securities Dealers regulations and is available on our website at www.gandermountain.com. In addition to regular consultation with our management, our governance and nominating committee held four meetings in fiscal 2005 and acted by written consent in lieu of a meeting on one occasion.

Board of Directors Meetings and Attendance

Our board of directors held six meetings during fiscal 2005 and acted by written consent in lieu of a meeting on four occasions. During fiscal 2005, each director attended at least 75% of the aggregate of all meetings of our board of directors and of the board committees on which the director serves.

Principles of Corporate Governance and Code of Business Conduct and Ethics

Our board of directors has adopted Principles of Corporate Governance to assist in the performance of its responsibilities. We have also adopted a Code of Business Conduct and Ethics to guide our directors and employees in connection with their work for our company. These principles and this code are available on our website at www.gandermountain.com.

Director Independence

Our board of directors has determined that all of the members of its audit committee are “independent,” as that term is used in Section 10A of the Securities Exchange Act of 1934, and that all of our directors, except Messrs. Baker, G. Erickson and R. Erickson, are “independent,” as that term is defined in Rule 4200(a)(15) of the National Association of Securities Dealers regulations.

Lead Independent Director

Since the chairman of our board of directors is not an independent director, our board of directors has designated Mr. Day as our lead independent director. Mr. Day works with the chairman and vice chairman of the board to establish board agendas, presides at executive sessions of the independent directors and otherwise assists the board in the discharge of its responsibilities.

Director Qualifications and Director Nominee Selection Policy

The governance and nominating committee is responsible for recommending nominees for election to the board of directors. The governance and nominating committee is responsible for reviewing with the board, on an annual basis, the requisite skills and characteristics of individual board members, as well as the composition of the board as a whole, in the context of our needs. The governance and nominating committee reviews all nominees for director and recommends to the board those nominees whose attributes it believes would be most beneficial to us. This assessment will include such issues as experience, integrity, competence, diversity, age, skills and dedication in the context of the needs of the board.

The governance and nominating committee will consider director candidates recommended by shareholders in the same manner that it considers all director candidates. Shareholders who wish to suggest qualified candidates to the governance and nominating committee should write to the office of the Corporate Secretary, Gander Mountain Company, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101, stating in detail the candidate’s qualifications for consideration by the governance and nominating committee. If a shareholder wishes to nominate a director other than a person nominated by or on behalf of the board of directors, he or she must comply with certain procedures set out in our bylaws.

Compensation Committee Interlocks and Insider Participation

No executive officer serves as a member of the board of directors or compensation committee of any entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Director Compensation

In connection with their service on our board of directors, for fiscal 2005 each of our non-employee directors received a $20,000 annual retainer and an additional $1,000 for each meeting of the board of directors attended and $500 for each committee meeting attended other than audit committee meetings. Our lead independent director received an additional $5,000 annual retainer. The audit committee chair received $1,000 per audit committee meeting attended and each audit committee member received $750 for each audit committee meeting attended. There is no separate fee paid for meetings of the stock-based awards committee. For our fiscal 2006, we currently anticipate that these fees will remain the same. All directors are reimbursed for their reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees.

In addition, in fiscal 2005 we granted each of our non-employee directors, other than Messrs. G. Erickson and R. Erickson, options to purchase 10,000 shares of our common stock upon their election or re-election to our board of directors. For fiscal 2006, we will grant each of our non-employee directors, including Messrs. G. Erickson and R. Erickson, options to purchase an additional 10,000 shares of our common stock upon re-election to the board of directors. All option grants to directors have been, and will be, made at the fair market value of our common stock on the date of grant. Each option grant vests in full on the first anniversary of the date of grant, so long as such person remains a director.

Attendance at Annual Meeting

Directors are expected to attend annual meetings of our shareholders unless they have unavoidable scheduling conflicts. Six of the seven directors serving at the time of our 2005 annual meeting of shareholders attended that meeting.

Procedures for Contacting the Board of Directors

All interested parties may send written communications to the board of directors or specified individual directors by addressing their communication to the Corporate Secretary, Gander Mountain Company, 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101. The communications will be collected by the corporate secretary and delivered, in the form received, to the presiding director or, if so addressed, to a specified director.

Our board of directors unanimously recommends that you vote “FOR” the election of each of the eight nominees listed above to constitute our board of directors.

PROPOSAL 2 – RATIFICATION OF THE
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP has been our independent registered public accounting firm since fiscal 2002. Our audit committee has selected Ernst & Young LLP to serve as our independent registered public accounting firm for fiscal 2006, subject to ratification by our shareholders. While it is not required to do so, our audit committee is submitting the selection of that firm for ratification in order to ascertain the view of our shareholders. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2006.

A representative of Ernst & Young LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by Ernst & Young LLP

In addition to reimbursement for certain out-of-pocket expenses, the following table presents the aggregate fees billed for professional services by Ernst & Young LLP in fiscal 2005 and 2004 for these various services:

Description of Fees	Fiscal Year 2005 Amount	Fiscal Year 2004 Amount
Audit Fees	$618,000	$325,000
Audit-Related Fees	17,500	14,500
Total Audit and Audit-Related Fees	635,500	339,500
Tax Fees:
Tax Compliance Fees	—	—
Tax Consultation and Advice Fees	—	3,700
Total Tax Fees	—	3,700
All Other Fees	—	—
Total	$635,500	$343,200

Audit Fees

The audit fees set forth above consist of fees billed by Ernst & Young LLP for audit services in connection with their review of our interim financial statements for the first three quarters of each fiscal year and for the audits of our 2005 and 2004 fiscal year-end financial statements and the audit of our internal control over financial reporting for our 2005 fiscal year end, in addition to fees for audit services that are normally provided by an accountant in connection with statutory and regulatory filings or engagements, such as comfort letters and consents related to Securities and Exchange Commission registration statements, for the fiscal year.

Audit-Related Fees

The audit-related fees set forth above consist of fees billed by Ernst & Young LLP for consulting in connection with Sarbanes-Oxley related matters for fiscal 2004, the audits of our employee benefit plans and an annual subscription for online technical research.

Tax Fees

The tax fees set forth above consist solely of fees billed by Ernst & Young LLP for tax matters in connection with changes in stock ownership.

All Other Fees

We were not billed any amounts by Ernst & Young LLP for other products and services during fiscal 2005 or 2004.

Approval of Independent Registered Public Accounting Firm Services and Fees

The Audit Committee Charter requires that our audit committee approve the retention of our independent registered public accounting firm for any non-audit service and consider whether the provision of these non-audit services by our independent registered public accounting firm is compatible with maintaining our independent registered public accounting firm’s independence, prior to engagement for these services. Our audit committee actively monitors the relationship between audit and non-audit services provided. All of the services listed under the headings Audit-Related Fees and Tax Fees were pre-approved by our audit committee with respect to engagements occurring on or after the date of our initial public offering.

Report of the Audit Committee

The role of our committee, which is composed of three independent non-employee directors, is one of oversight of our company’s management and independent registered public accounting firm with regard to our company’s financial reporting and controls regarding accounting and risk of material loss. In performing our oversight function, we relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our committee has (i) reviewed and discussed our audited financial statements for fiscal 2005 with our company’s management; (ii) discussed with our company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our company’s independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with our company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board that the audited financial statements be included in our company’s annual report on Form 10-K for fiscal 2005 and filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

MARSHALL L. DAY (Chair)
RICHARD C. DELL
DALE NITSCHKE

Our board of directors unanimously recommends that you vote “FOR” proposal 2 to ratify the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of April 13, 2006, the ownership of common stock by each shareholder whom we know to own beneficially more than 5% of the outstanding common stock, each director, each executive officer named in the summary compensation table, and all executive officers and directors as a group. At the close of business on April 13, 2006, there were 14,285,287 shares of common stock issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to such shares and the mailing address for each person listed in the table is 180 East Fifth Street, Suite 1300, Saint Paul, Minnesota 55101.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares
Non-Employee Directors:
Karen M. Bohn	24,002(1)	*
Marshall L. Day	22,602(2)	*
Richard C. Dell	34,602(3)	*
Gerald A. Erickson	5,988,851(4)	41.9%
Ronald A. Erickson	6,126,682(5)	42.9%
Dale Nitschke	22,601(6)	*
David C. Pratt	2,650,000(7)	17.1%

Named Executive Officers:
Mark R. Baker	821,830(8)	2.9%
Andrew P. Carlin	67,000(9)	*
Eric R. Jacobsen	70,000(10)	*
Dennis M. Lindahl	259,645(11)	1.8%
Sharon K. Link	89,500(12)	*
Executive officers and directors as a group (13 persons)	7,730,503(13)	49.7%

Other beneficial owners:
Holiday Stationstores, Inc. 4567 American Boulevard West Minneapolis, Minnesota 55437	5,852,812	41.0%
Brian A. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,935,285(14)	41.5%
Neal D. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,960,548(15)	41.7%
Richard D. Erickson 4567 American Boulevard West Minneapolis, Minnesota 55437	5,997,498(16)	42.0%
Charles E. Pihl 4567 American Boulevard West Minneapolis, Minnesota 55437	5,882,003(17)	41.2%
Marjorie J. Pihl 4567 American Boulevard West Minneapolis, Minnesota 55437	5,865,668(18)	41.1%
David C. Pratt Irrevocable Grantor Retained Annuity
Trust, dated 12/1/92 7701 Forsyth Boulevard, Suite 1125 St. Louis, Missouri 63105	2,650,000(19)	17.1%
Wells Fargo & Company 420 Montgomery Street San Francisco, California 94104	1,199,100(20)	8.4%

*Less than 1%.

(1)           Ms. Bohn directly owns 3,602 shares of common stock. Ms. Bohn may be deemed to possess beneficial ownership of 400 shares of common stock held by her children. Ms. Bohn also holds options to purchase 20,000 shares of common stock that vest within 60 days of April 13, 2006.

(2)           Mr. Day directly owns 2,602 shares of common stock. Mr. Day also holds options to purchase 20,000 shares of common stock that vest within 60 days of April 13, 2006.

(3)           Mr. Dell directly owns 14,602 shares of common stock. Mr. Dell also holds options to purchase 20,000 shares of common stock that vest within 60 days of April 13, 2006.

(4)           Mr. Erickson directly owns 126,039 shares of common stock. As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(5)           Mr. Erickson directly owns 141,150 shares of common stock. Mr. Erickson may be deemed to possess beneficial ownership of 6,000 shares of common stock held by his spouse and 116,720 shares of common stock held by his child; however, he disclaims beneficial ownership of these securities. As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(6)           Mr. Nitschke directly owns 2,601 shares of common stock. Mr. Nitschke also holds options to purchase 20,000 shares of common stock that vest within 60 days of April 13, 2006.

(7)           Based on the information contained in a Schedule 13D filed with the Securities and Exchange Commission on August 19, 2005 by the David C. Pratt Irrevocable Grantor Retained Annuity Trust, dated 12/1/92 reflecting the trust’s beneficial ownership as of August 16, 2005. The total included in the Schedule 13D reflects beneficial ownership of 1,400,000 direct shares and beneficial ownership of 1,250,000 shares that the trust would receive upon conversion of the subordinated unsecured convertible note held by it. The Schedule 13D was filed jointly with Mark R. Gale, as the owner and controlling person of the sole trustee. For purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, securities held by the trust are deemed to be beneficially owned by Mr. Gale, as the owner and controlling person of the sole trustee. Therefore, this information is provided for informational purposes only and Mr. Pratt disclaims beneficial ownership of these securities.

(8)           Mr. Baker directly owns 70,150 shares of common stock. Mr. Baker may be deemed to possess beneficial ownership of 150 shares of common stock held by his child. Mr. Baker also holds options to purchase 751,680 shares of common stock that vest within 60 days of April 13, 2006.

(9)           Mr. Carlin directly owns 10,000 shares of common stock. Mr. Carlin also holds options to purchase 57,000 shares of common stock that vest within 60 days of April 13, 2006.

(10)         Mr. Jacobsen directly owns 20,000 shares of common stock. Mr. Jacobsen also holds options to purchase 50,000 shares of common stock that vest within 60 days of April 13, 2006.

(11)         Mr. Lindahl directly owns 53,917 shares of common stock. Mr. Lindahl may be deemed to possess beneficial ownership of 12,000 shares of common stock held by his spouse. Mr. Lindahl also holds options to purchase 193,728 shares of common stock that vest within 60 days of April 13, 2006.

(12)         Ms. Link directly owns 6,000 shares of common stock. Ms. Link may be deemed to possess beneficial ownership of 1,500 shares of common stock held by her spouse. Ms. Link also holds options to purchase 82,000 shares of common stock that vest within 60 days of April 13, 2006.

(13)         Consists of the securities reported by the non-employee directors and named executive officers set forth in the table above, excluding Mr. Pratt, as well as 21,000 shares of common stock held by Richard J. Vazquez and options to purchase 75,000 shares of common stock held by Mr. Vazquez that vest within 60 days of April 13, 2006.

(14)         Mr. Erickson directly owns 82,473 shares of common stock. As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(15)         Mr. Erickson directly owns 107,736 shares of common stock. As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(16)         Mr. Erickson directly owns 144,686 shares of common stock. As a result of Mr. Erickson’s service on the board of directors of Holiday Stationstores, Inc., Mr. Erickson may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Erickson disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(17)         Mr. Pihl directly owns 24,746 shares of common stock. Mr. Pihl serves as the trustee and is the beneficiary of a trust that holds an aggregate of 4,445 shares of common stock. As a result of Mr. Pihl’s service on the board of directors of Holiday Stationstores, Inc., Mr. Pihl may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Mr. Pihl disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of his pecuniary interest in such shares.

(18)         Ms. Pihl directly owns 10,856 shares of common stock. Ms. Pihl may be deemed to possess beneficial ownership of 2,000 shares of common stock held by her spouse. As a result of Ms. Pihl’s ownership interest in Holiday Companies, Ms. Pihl may be deemed to possess beneficial ownership of the 5,852,812 shares of common stock owned by Holiday Stationstores, Inc. Ms. Pihl disclaims beneficial ownership of the shares of common stock held by Holiday Stationstores, Inc. except to the extent of her pecuniary interest in such shares.

(19)         Based on the information contained in a Schedule 13D filed with the Securities and Exchange Commission on August 19, 2005 reflecting the shareholder’s beneficial ownership as of August 16, 2005. The total included in the Schedule 13D reflects beneficial ownership of 1,400,000 direct shares and beneficial ownership of 1,250,000 shares that the shareholder would receive upon conversion of the subordinated unsecured convertible note held by it. The Schedule 13D was filed jointly with Mark R. Gale, as the owner and controlling person of the sole trustee.

(20)         Based on information contained in a Schedule 13G filed with the Securities and Exchange Commission on March 7, 2006 reflecting Wells Fargo & Company’s beneficial ownership and the beneficial ownership of Wells Capital Management Incorporated as of December 31, 2005. Wells Fargo & Company reported sole voting power with respect to 1,085,100 shares and sole dispositive power with respect to 1,199,100 shares. Wells Capital Management Incorporated reported sole voting power with respect to 1,085,100 shares and sole dispositive power with respect to 1,175,400 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows, for our Chief Executive Officer and each of the four other most highly compensated executive officers of our company, who are referred to as the named executive officers, information concerning annual and long-term compensation earned for services in all capacities during fiscal years 2005, 2004 and 2003.

						Long-Term Compensation
		Annual Compensation				Awards
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)(1)
Mark R. Baker	2005	525,000	—	25,677	(2)	75,000	8,679
President and Chief Executive Officer	2004	516,000	—	36,927	(2)	100,000	10,089
	2003	373,943	375,000	11,020	(2)	—	684

Andrew P. Carlin	2005	212,500	—	—		32,000	8,756
Senior Vice President, Store Operations (3)	2004	181,924	35,000	34,645	(4)	25,000	991
	2003	76,924	35,000	107,277	(4)	—	—

Eric R. Jacobsen	2005	182,692	—	65,466	(4)	50,000	2,355
Senior Vice President, General Counsel and	2004	—	—	—		—	—
Secretary (5)	2003	—	—	—		—	—

Dennis M. Lindahl	2005	325,000	—	7,090	(2)	50,000	8,679
Executive Vice President, Chief Financial	2004	325,000	—	649	(2)	143,728	8,377
Officer and Treasurer (6)	2003	33,817	—	—		—	1,380

Sharon K	2005	250,000	—	—		32,000	8,679
Link Senior Vice President, Supply Chain, Chief	2004	220,192	—	—		50,000	781
Administrative Officer and Asst. Treasurer (7)	2003	57,693	28,846	—		—	50,000

(1)           Amounts consist of matching cash contributions under our 401(k) plan:

Fiscal 2003
Mark R. Baker	$404
Dennis M. Lindahl	1,353

Fiscal 2004
Mark R. Baker	$9,816
Andrew P. Carlin	770
Dennis M. Lindahl	8,098
Sharon K. Link	577

Fiscal 2005
Mark R. Baker	$8,400
Andrew P. Carlin	8,477
Eric R. Jacobsen	2,308
Dennis M. Lindahl	8,400
Sharon K. Link	8,400

the dollar value of life insurance premiums that we have paid for the benefit of the named executive officer:

Fiscal 2003
Mark R. Baker	$280
Dennis M. Lindahl	27

Fiscal 2004
Mark R. Baker	$273
Andrew P. Carlin	221
Dennis M. Lindahl	279
Sharon K. Link	204

Fiscal 2005
Mark R. Baker	$279
Andrew P. Carlin	279
Eric R. Jacobsen	47
Dennis M. Lindahl	279
Sharon K. Link	279

and a hiring incentive paid to Ms. Link of $50,000 (fiscal 2003).

(2)           Consists of personal use of our company’s aircraft. We use standard industry fare level rates and terminal charges calculated by the U.S. Department of Treasury for valuing employer-provided noncommercial flights.

(3)           Mr. Carlin joined us in August 2003.

(4)           Consists of the reimbursement of relocation expenses including amounts reimbursed for the payment of taxes relating to the relocation expense reimbursement.

(5)           Mr. Jacobsen joined us in May 2005.

(6)           During fiscal 2003, Mr. Lindahl served as the Vice President and Chief Financial Officer of Holiday Companies, and in July 2003 began simultaneously serving as our Executive Vice President, Chief Financial Officer and Assistant Secretary. Mr. Lindahl received no compensation from our company until January 2004 when he joined us on a full-time basis.

(7)           Ms. Link joined us in October 2003.

Employment Agreements

Chief Executive Officer Employment Agreement

On March 1, 2006, we entered into an employment agreement with Mr. Baker that continues until March 1, 2008, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party. Pursuant to the terms of the employment agreement, Mr. Baker receives, among other things, (1) an initial annual base salary of $525,000, subject to annual increases as determined by the compensation committee, (2) an annual performance bonus of up to 200% of his then current base salary, (3) an opportunity to receive stock options or other equity-based awards and (4) full acceleration of all equity-based awards upon a change in control. In addition, Mr. Baker may use our Cessna airplane for his personal use for up to 50 hours per fiscal year, subject to our charges, policies and practices as in effect from time to time regarding use of this airplane.

In the event we terminate Mr. Baker’s employment without cause or if Mr. Baker’s employment terminates for any reason within twelve months following a change in control, and if Mr. Baker signs a release of all claims against us, he will (1) receive severance payments in an amount equal to the sum of (a) two times his then current annual base salary, (b) two times the performance bonus earned by him during his last full fiscal year of employment with us and (c) an additional $150,000, and (2) have the ability to exercise all vested equity-based awards granted on or after March 1, 2006 until he receives his last severance payment. In the event of termination of employment due to Mr. Baker’s death or disability, he will receive a prorated performance bonus for the year in which his death or disability occurs.

Mr. Baker has agreed not to compete with us during the term of his employment and for a period of twenty-four months following his termination of employment.

Executive Vice President Employment Agreements

On March 1, 2006, we entered into employment agreements with our executive vice presidents, Mr. Lindahl and Richard J. Vazquez, that continue until March 1, 2008, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party. Pursuant to the terms of the employment agreements, Mr. Lindahl and Mr. Vazquez receive, among other things, (1) initial annual base salaries of $350,000 for Mr. Lindahl and $345,000 for Mr. Vazquez, subject to annual increases as determined by the compensation committee, (2) an annual performance bonus of up to 100% of their then current base salary, (3) an opportunity to receive stock options or other equity-based awards and (4) full acceleration of all equity-based awards upon a change in control.

In the event we terminate Mr. Lindahl’s or Mr. Vazquez’s employment without cause or if Mr. Lindahl’s or Mr. Vazquez’s employment terminates for any reason within twelve months following a change in control, and if they sign a release of all claims against us, they will (1) receive severance payments in an amount equal to the sum of (a) 1.5 times their then current annual base salary and (b) 1.5 times the performance bonus earned by them during the last full fiscal year of employment with us, and (2) have the ability to exercise all vested equity-based awards granted on or after March 1, 2006 until the last severance payment is received from us. In the event of termination of employment due to death or disability, Mr. Lindahl and Mr. Vazquez will receive a prorated performance bonus for the year in which death or disability occurs.

Mr. Lindahl and Mr. Vazquez have agreed not to compete with us during the term of their employment and for a period of eighteen months following their termination of employment.

Senior Vice President Employment Agreements

On March 1, 2006, we entered into employment agreements with our senior vice presidents, Messrs. Carlin and Jacobsen and Ms. Link, that continue until March 1, 2008, subject to automatic renewal for successive one-year periods unless 90 days’ prior written notice is given by either party. Pursuant to the terms of the employment agreements, Messrs. Carlin and Jacobsen and Ms. Link receive, among other things, (1) initial annual base salaries of $265,000 for Mr. Carlin, $265,000 for Mr. Jacobsen and $280,000 for Ms. Link, subject to annual increases as determined by the compensation committee, (2) an annual performance bonus of up to 100% of their then current base salary, (3) an opportunity to receive stock options or other equity-based awards and (4) full acceleration of all equity-based awards upon a change in control.

In the event we terminate Mr. Carlin’s, Mr. Jacobsen’s or Ms. Link’s employment without cause or if Mr. Carlin’s, Mr. Jacobsen’s or Ms. Link’s employment terminates for any reason within twelve months following a change in control, and if they sign a release of all claims against us, they will (1) receive severance payments in an amount equal to the sum of (a) their then current annual base salary and (b) the performance bonus earned by them during the last full fiscal year of employment with us, and (2) have the ability to exercise all vested equity-based awards granted on or after March 1, 2006 until the last severance payment is received from us. In the event of termination of employment due to death or disability, Messrs. Carlin and Jacobsen and Ms. Link will receive a prorated performance bonus for the year in which death or disability occurs.

Messrs. Carlin and Jacobsen and Ms. Link have agreed not to compete with us during the term of their employment and for a period of twelve months following their termination of employment.

Equity Compensation Tables

Option Grants in Last Fiscal Year

The following table summarizes stock option grants to and exercises by the named executive officers during fiscal 2005, and certain other information relative to these options:

					Potential Realizable
Individual Grants					Value at Assumed
	Securities	Percent of Total			Annual Rates of Stock
	Underlying	Options Granted to	Exercise or		Price Appreciation for
	Options	Employees in	Base Price		Option Term ($) (2)
Name	Granted (#)(1)	Fiscal Year	($/shr)	Expiration Date	5%	10%

Mark R. Baker	75,000	4.17	11.16	3/13/2015	526,385	1,333,962
Andrew P. Carlin	32,000	1.78	11.16	3/13/2015	224,591	569,157
Eric R. Jacobsen	50,000	2.78	10.33	5/2/2015	324,824	823,168
Dennis M. Lindahl	50,000	2.78	11.16	3/13/2015	350,923	889,308
Sharon K. Link	32,000	1.78	11.16	3/13/2015	224,591	569,157

(1)           Options granted under our 2004 Omnibus Stock Plan. These options originally vested as to one-third of the shares on each of the first, second and third anniversary dates of the date of grant if the officer is employed by us on the applicable date. On November 30, 2005, the compensation committee of our board of directors accelerated the vesting for certain outstanding options to purchase common stock that had exercise prices greater than $5.69, the closing price of our common stock on November 29, 2005; therefore, these options are currently fully exercisable.

(2)           In accordance with the rules of the Securities and Exchange Commission, the amounts shown on this table represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on the assumed rates of stock appreciation of 5% and 10% compounded annually and do not reflect our estimates or projections of the future price of our common stock. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercise. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock, the option holder’s continued employment through the option period, and the date on which the options are exercised.

Aggregated Option Exercises In Last Fiscal Year And Fiscal Year-End Option Values

	Shares Acquired on	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#)		Value of Unexercised In-The-Money Options at Fiscal Year-End ($) (1)
Name	Exercise (#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Mark R. Baker	35,000	94,100(2)	751,680	—	—	—
Andrew P. Carlin	—	—	57,000	—	—	—
Eric R. Jacobsen	—	—	50,000	—	—	—
Dennis M. Lindahl	—	—	193,728	—	—	—
Sharon K. Link	—	—	82,000	—	—	—

(1)   Value at fiscal year-end is based on the closing price of our common stock on January 27, 2006 ($6.19) minus the exercise price.

(2)   Value at exercise is based on the closing price of our common stock on the date of exercise ($10.49) minus the exercise price.

Equity Compensation Plan Information

The following table provides information as of January 28, 2006 for our compensation plans under which securities may be issued:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Securityholders (1)	3,680,804	$10.84	1,866,153
Equity Compensation Plans Not Approved by Securityholders	—	—	—
Total	3,680,804	$10.84	1,866,153

(1)           Consists of our 2002 Stock Option Plan, 2004 Omnibus Stock Plan, Employee Stock Purchase Plan and options to purchase 897,352 shares of common stock that were not granted under any of our plans.

Report of the Compensation Committee

Our committee, which consists entirely of independent directors, is responsible for discharging the board’s responsibilities relating to compensation of our company’s executive officers, overseeing our company’s compensation plans and policies and ensuring that our company’s compensation and benefits philosophy is reflected in its compensation and benefits programs.

Compensation Philosophy

Our company’s executive compensation program is designed to attract and retain motivated individuals who will lead our company to achieve long-term success, as measured by increasing shareholder value. Our intent is to make the executive officers’ compensation packages sufficient to attract and retain persons of exceptional quality and to provide effective incentives to motivate and reward the executive officers for achieving the financial and strategic goals essential to our company’s long-term success and growth in shareholder value.

Our company’s executive compensation package consists of three main components:  (a) base salary, (b) annual cash bonus compensation and (c) long-term incentive awards. We consider all elements of compensation and our company’s compensation philosophy when determining an individual’s compensation. We do not follow any principles in a mechanical fashion; rather, our members use their experience and judgment in determining the appropriate compensation for each executive officer.

Executive Officer Compensation Program

Our committee has retained Hewitt Associates LLC, a nationally recognized compensation consulting firm with retail industry expertise, to provide our committee with analysis of industry practices and peer company compensation and to make recommendations to our committee regarding the structure of the compensation program for our executive officers.

Base Salary

The purpose of base salary is to provide a set amount of cash compensation for each executive officer that is not variable in nature and is competitive with market practices. Base salaries for the executive officers are reviewed annually by our committee. Adjustments are based on each executive officer’s performance for the prior year; his or her experience, expertise and position within our company; overall company performance; and compensation levels for comparable positions at other companies in the retail industry with whom our company competes, as reported in external compensation sources. The executive officers did not receive any increase in their base salaries for or during fiscal 2005, except for an annualized increase of $25,000 received by Mr. Carlin in July 2005 based on his performance with our company. Other differences in base salaries between 2004 and 2005 for executive officers named in the summary compensation table reflect the impact in 2005 of annualized increases approved by the committee in 2004. For fiscal 2006, all executive officers, other than the chief executive officer, received base salary increases in connection with the execution of their employment agreements on March 1, 2006.

Annual Cash Bonus Compensation

Annual cash bonus compensation is a key component of our company’s executive compensation strategy. The purpose of annual cash bonus compensation is to provide cash compensation that is variable based on the achievement of annual performance goals. Our committee administers the program.

In March 2006, our committee reviewed our company’s performance for fiscal 2005 and determined that no bonuses would be paid for fiscal 2005 as our company did not achieve the minimum pre-tax income target under the fiscal 2005 executive officer bonus program previously established by our committee.

In March 2006, our committee implemented a bonus program for fiscal 2006 pursuant to which the executive officers are eligible to receive cash bonuses. Under this program, the executive officers will receive bonuses based upon our company’s achievement of certain pre-tax income targets for fiscal 2006 that were established by our committee. This program is substantially similar to the program established for fiscal 2005 and is intended to focus our executive officers’ efforts on profitable growth and to reward them if profitable growth is achieved by our company.  The maximum awards payable to the executive officers under this program, as a percentage of their base salaries for fiscal 2006, are equal to 200% for the chief executive officer and 100% for the five other executive officers.

Long-Term Incentive Awards

Long-term incentives are intended to provide compensation opportunities based on the creation of shareholder value and an increase in our company’s stock price, which is provided through stock options. Our committee believes this promotes the interests of our company and our shareholders by providing our personnel with an opportunity to acquire a proprietary interest in our company and thereby develop a stronger incentive to put forth maximum effort for our continued success and growth. In addition, our committee believes the program will aid in attracting and retaining personnel of outstanding ability by providing our personnel with an opportunity to acquire a proprietary interest in our company. In fiscal 2005, our committee approved the following stock option grants for the executive officers:

•      On March 14, 2005, Mr. Baker received an option to purchase 75,000 shares, Mr. Lindahl received an option to purchase 50,000 shares, Ms. Link received an option to purchase 32,000 and Mr. Carlin received an option to purchase 32,000 shares, all in connection with their past performance and future potential. These stock options were granted under our 2004 Omnibus Stock Plan and fully vested on November 30, 2005.

•      On May 2, 2005, Mr. Jacobsen received an option to purchase 50,000 shares, in connection with his commencing employment with our company. This stock option was granted under our 2004 Omnibus Stock Plan and fully vested on November 30, 2005.

•      On August 31, 2005, Mr. Vazquez received an option to purchase 75,000 shares, in connection with his commencing employment with our company. This stock option was granted under our 2004 Omnibus Stock Plan and fully vested on November 30, 2005.

Employee Stock Purchase Plan

Our employees, including our executive officers, may also acquire our stock through a tax-qualified employee stock purchase plan, which is generally available to all employees. Currently, this plan allows participants to buy our stock at a 10% discount to the market price, with the objective of allowing employees to profit when the value of our stock increases over time.

Chief Executive Officer Compensation

In determining Mr. Baker’s incentive compensation for fiscal 2005 and his base salary for fiscal 2006, our committee took the following steps:

•      reviewed the financial performance of our company;

•      received and reviewed data regarding the types and amount of compensation, including incentive compensation, paid to the chief executive officers of other companies in the retail industry;

•      reviewed historical compensation information for Mr. Baker, including past stock option grants;

•      considered feedback from Mr. Baker and the board of directors regarding Mr. Baker’s performance for fiscal 2005; and

•      independently evaluated Mr. Baker’s performance as chief executive officer.

After completing this process, our committee determined that Mr. Baker would receive no bonus for fiscal 2005 as our company did not achieve the minimum pre-tax income target under the fiscal 2005 executive officer bonus program previously established by our committee. Mr. Baker’s annual base salary was not increased for fiscal 2006. He has the potential to earn a bonus of up to 200% of his base salary for fiscal 2006 under the fiscal 2006 executive officer bonus program described above. We believe Mr. Baker’s salary and bonus potential continue to be competitive based on market data, his experience and his prior-year performance.

Benefits

Our committee believes that we must offer a competitive benefits program to attract and retain our executive officers. During fiscal 2005, we provided medical and other benefits to our executive officers that are generally available to our other employees. Pursuant to his employment agreement, Mr. Baker also receives up to 50 hours of personal use of our company’s airplane. In fiscal 2005, Mr. Baker received 31.8 hours of personal use of our company’s airplane.

Policy on Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code of 1986 limits deductions for non-performance-based annual compensation in excess of $1 million paid to our company’s chief executive officer and its other four most highly paid executive officers. The Section 162(m) limit does not apply to “performance-based compensation,” and the stock options granted to executive officers in fiscal 2005 have been structured to qualify as performance-based compensation for these purposes. We believe, however, that cash bonuses payable under our fiscal 2006 bonus plan would not qualify as performance-based compensation for Section 162(m) purposes, and that the excess of combined salary and bonus amounts above $1 million paid to any of the covered executive officers would not be deductible by our company under current federal income tax laws. We believe, in order to retain the flexibility to compensate our executive officers in a competitive environment in accordance with the principles discussed above, that it would be inadvisable to adopt a strict policy of compliance with Section 162(m) in all cases. We will, however, continue to consider future opportunities for compliance with Section 162(m) that we believe are in our company’s best interests, as well as the best interests of our company’s shareholders. We also believe that the amount of any loss of a tax deduction under Section 162(m) will be insignificant to our company’s overall tax position.

THE COMPENSATION COMMITTEE

RICHARD C. DELL (Chair)
KAREN M. BOHN
MARSHALL L. DAY
DAVID C. PRATT

COMPANY STOCK PERFORMANCE

The following graph compares the quarterly change in the cumulative total shareholder return on our common stock from April 21, 2004, which is the day our common stock began to trade publicly, through January 28, 2006 with the cumulative total return on the Nasdaq Composite Index and S&P Retailing Index. The comparison assumes $100 was invested on April 21, 2004 in our common stock and in each of the foregoing indices and assumes that dividends were reinvested when and as paid. We have not declared dividends on our common stock. You should not consider shareholder return over the indicated period to be indicative of future shareholder returns.

	April 21, 2004	May 1, 2004	July 31, 2004	October 30, 2004	January 29, 2005	April 30, 2005	July 20, 2005	October 29, 2005	January 28, 2006
Gander Mountain Company (1)	$100.00	$138.44	$107.25	$97.27	$43.40	$52.00	$57.35	$25.00	$32.00

Nasdaq Composite Index	100.00	96.59	95.01	99.31	102.46	96.90	110.61	105.96	118.57

S&P Retaining Index	100.00	99.31	97.76	109.44	109.28	101.92	124.26	111.24	118.89

(1)           For purposes of this presentation, we have assumed that our initial public offering price of $16.00 would have been the closing sales price on April 20, 2004, the day prior to commencement of trading.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Erickson Family and Their Affiliates

As of April 13, 2006,

•      Holiday Stationstores, Inc., owned approximately 41.0% of our outstanding common stock and

•      to our knowledge, members of the Erickson family, the sole shareholders of Holiday Companies, which is the parent company of Holiday Stationstores, Inc., owned over 46% of our outstanding common stock, including the shares owned by Holiday Stationstores, Inc. Members of the Erickson family hold these interests both individually and through trusts primarily for the benefit of Erickson family members and their spouses.

All of our agreements and arrangements with Holiday Companies are described below. These agreements and arrangements were negotiated between Holiday Companies and us and, therefore, are not the result of arms-length negotiations between independent parties. However, we believe the terms of these agreements and arrangements are no less favorable to us than terms that we could have obtained from unaffiliated third parties.

Terms of the Shared Services Agreement

Holiday Companies historically provided certain services to us, including obtaining insurance and providing human resources services, cash management, financial analysis and other financial services, legal services, benefits administration services, various tax services, information technology services, credit card processing services and other administrative services, as well as allowing us to use Holiday Companies’ airplane. On February 2, 2004, we formalized these arrangements by entering into a shared services agreement with Holiday Companies. This agreement was amended on March 17, 2005 to substantially reduce the scope of the services provided to us and was then terminated on January 27, 2006 by mutual agreement of the parties. The methods of billing for all services provided under the shared services agreement were determined by the type of service being provided and, in the aggregate, reasonably approximated expenses we might have incurred on a stand-alone basis. These methods included Holiday Companies’ total cost of providing the service, actual third-party costs plus administrative expenses incurred by Holiday Companies and mutually agreed upon pre-determined fees. We believe these are commercially reasonable expense billing methods. In fiscal 2005, we paid $159,000 to Holiday Companies for services provided under the shared services agreement.

Guarantees by Holiday Companies and Holiday Stationstores, Inc.

Holiday Companies and Holiday Stationstores, Inc. provide us with certain guarantees, though we do not pay them a fee for any of these guarantees. Holiday Companies and Holiday Stationstores, Inc. guarantee our leases with third parties for 13 of our stores and our distribution center.

Terms of Real Estate Agreements with Holiday Companies

We lease space from Holiday Companies for our store located in Bemidji, Minnesota. Until May 1, 2006, we leased space from a Holiday Companies affiliate for our store located in Fridley, Minnesota. Until March 17, 2005, we leased our corporate headquarters and other limited warehousing and administrative offices. Total occupancy charges paid to Holiday Companies in fiscal 2005 were $739,000.

Corporate headquarters. Until March 17, 2005, we subleased 29,265 square feet (including an allocation for common area) for our corporate headquarters in Minneapolis, Minnesota, from Holiday Stationstores, Inc., for a gross annual rent of $20.00 per square foot. Holiday Stationstores, Inc. provided, at its sole cost and expense, heating and air conditioning, water, sewer, electricity, trash removal and janitorial services to us.

Additional distribution center.  Until March 17, 2005, we subleased 3,533 square feet of office space in Minneapolis, Minnesota from World Wide, Inc., an affiliate of Holiday Companies, on a month-to-month basis. We also subleased certain limited warehouse space from World Wide, Inc., which amount varied from month to month. We used this space on a temporary basis as an additional distribution center for staging inventory for new stores. Our annual gross rent was $18.00 per square foot of office space and $3.00 per square foot of warehouse space. World Wide provided, at its sole cost and expense, heating and air conditioning, water, sewer, electricity, trash removal and janitorial services to us.

Bemidji, Minnesota.  Our Bemidji, Minnesota store is leased from Holiday Stationstores, Inc. through April 7, 2013, with options to extend the lease for an additional 15 years. We currently pay net rent of $210,000 annually for this 36,331-square-foot store. The annual net rental will increase to $231,000 on February 1, 2009. We also pay common area maintenance charges pursuant to a common area maintenance agreement with respect to an adjacent shopping center. If we cease operating at the store for a period in excess of six months, Holiday Stationstores, Inc. may terminate this lease.

Fridley, Minnesota.  Until May 1, 2006, we subleased space for our Fridley, Minnesota store from Lyndale Terminal Co., an affiliate of Holiday Companies. We paid rent of $316,000 for this 45,246-square-foot store in fiscal 2005 and paid a pro rata share of the operating costs of the common area maintenance, taxes and insurance. We also paid a share of utility costs based on approximate actual usage.

Registration Rights Agreement

We entered into a registration rights agreement with Holiday Stationstores, Inc., Lyndale Terminal Co. and certain individual members of the Erickson family under which we have granted certain rights to these entities and individuals. Pursuant to the registration rights agreement, each of these entities and individuals has the right to demand that we file a registration statement covering the offer and sale of their shares of our common stock, so long as the aggregate offering price of common stock to be sold under the registration statement exceeds $5.0 million or represents an offering of at least 5.0% of our outstanding common stock. We are not obligated to register common stock pursuant to this demand right on more than one occasion during any one-year period. If we are eligible to file a registration statement on Form S-3, shareholders with registration rights have the right to demand that we file a registration statement on Form S-3 covering the offer and sale of their shares of our common stock, so long as the aggregate offering price of common stock to be sold under the registration statement exceeds $2.0 million. We are not obligated to register common stock on Form S-3 pursuant to this demand right on more than one occasion during any six-month period. In addition, shareholders with registration rights may also require us to include their shares in future registration statements we file, subject to cutback at the option of the underwriters of any such offering. Shares sold pursuant to any of these registrations will be freely tradable in the public market without restriction. The registration rights agreement contains customary cross-indemnification provisions, pursuant to which we are obligated to indemnify the selling shareholders in the event of material misstatements or omissions in a registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them. The registration rights described above will terminate with respect to a particular shareholder’s securities as soon as the securities (1) have been transferred pursuant to an effective registration statement or under Rule 144 of the Securities Act of 1933, (2) can be freely sold under Rule 144(k) under the Securities Act of 1933, or (3) have been transferred and can be resold by the transferee without registration under the Securities Act of 1933.

Use of Holiday Credit Cards

We accept Holiday Companies branded credit cards at our stores. During fiscal 2005, we processed approximately $100,000 in transactions using these cards and paid Holiday Companies approximately $1,200 in fees relating to the processing of these transactions.

Assignment of Aircraft Purchase Rights

In November 2005, we assigned our rights in an aircraft purchase contract to Erickson Petroleum Corporation, an affiliate of Holiday Companies, in exchange for a payment of $1,450,000, including the refund of the $1,250,000 deposit previously paid by us to the aircraft manufacturer.

Visa Check/MasterMoney Antitrust Litigation Settlement

On January 26, 2006, we received $250,000 from Holiday Companies pursuant to an agreement whereby we agreed to accept this sum as full payment of any amounts owed to us by Holiday Companies with respect to its share of the settlement in the Visa Check/MasterMoney Antitrust Litigation.

Sublease of Airplane Hangar

We currently sublease hangar space for our corporate airplane from a company that is one-third owned by Mr. Baker at a monthly rent of $2,750 plus a $250 fuel surcharge for the winter months of November through March. We believe that the terms of this arrangement are no less favorable to our company than would be the terms of comparable arrangements conducted at arms-length between unrelated parties.

Sale of Stock to Dennis M. Lindahl

In December 1997, we sold 35,744 shares of our common stock to Mr. Lindahl at a purchase price of $8.39 per share. Mr. Lindahl borrowed $300,000 from us to finance the purchase of these shares. Mr. Lindahl issued to us a non-recourse promissory note for the amount borrowed. The promissory note bears simple interest at a rate of 3.9% per annum, payable monthly. Principal on the note is due and payable on December 29, 2007 and 35,744 shares of our common stock owned by Mr. Lindahl secure the note. As of January 28, 2006, the outstanding principal balance plus accrued interest due from Mr. Lindahl under his note was $300,898. The principal amount of this note may not be prepaid.

Placement of Subordinated Unsecured Convertible Notes

On August 16, 2005, we completed a private offering of $20 million of subordinated unsecured convertible notes. The notes are held by a trust, the current beneficiary of which is Mr. Pratt. Mr. Pratt was first elected to serve on the board of directors on the date of the closing of the transaction. The notes are convertible into our common stock at any time by the holder at an initial conversion price of $16.00 per share. The notes mature on August 16, 2010 and bear interest at 7.0% per annum for the first two years, payable semi-annually, after which the rate will float at a fixed spread of 3.50% on the federal funds rate from a minimum of 6.0% to a maximum of 8.5%. We may prepay the notes, without penalty, any time after August 16, 2007, and we have the option to require conversion of the notes under certain circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the regulations promulgated thereunder require directors and certain officers and persons who own more than ten percent of our common stock to file reports of their ownership of our common stock and changes in their ownership with the Securities and Exchange Commission. To our knowledge, all reports required to be filed under Section 16(a) of the Securities and Exchange Act of 1934 filed on a timely basis during fiscal 2005 except: (a) Mark Gale and the David C. Pratt Irrevocable Grantor Retained Annuity Trust, dated 12/1/92 did not timely file a Form 3, (b) Marjorie Pihl did not timely file a Form 5 reporting two transactions and (c) Brian Erickson did not timely file a Form 3.

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the shares represented by these proxies.

By Order of the Board of Directors,

Eric R. Jacobsen
Secretary

May 5, 2006

EXHIBIT A

GANDER MOUNTAIN COMPANY

Audit Committee Charter

As Ratified on March 1, 2006

PURPOSE

The purpose of the Audit Committee (the “Audit Committee”) of the board of directors (the “Board”) of Gander Mountain Company (the “Company”) is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company.

The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or certify the activities of management or the independent auditor. Further, the term “review” as applied to the Audit Committee in this Charter is not intended nor should it be interpreted to suggest that Audit Committee members should follow the procedures required of auditors performing reviews of financial statements. While the Audit Committee has the responsibilities set forth in this Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of the Company’s management and independent auditor. Each member of the Audit Committee shall be entitled to rely on (i) the integrity of those persons and organizations within and outside the Company that provide information to the Audit Committee and (ii) the accuracy and completeness of the financial and other information provided to the Audit Committee by such persons or organizations absent actual knowledge to the contract (which shall be promptly reported to the Board).

COMPOSITION

The Audit Committee shall consist of at least three directors appointed by, and serving at the discretion of, the Board. A director may serve on the Audit Committee only if the Board determines that he or she:

(a)           is “independent” as that term is defined under the listing standards of the NASDAQ Stock Market;

(b)           meets the criteria for independence under the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and the rules adopted by the Securities and Exchange Commission (the “SEC”) pursuant to the Sarbanes-Oxley Act;

(c)           is free of any relationship that, in the opinion of the Board, would interfere with his or her individual exercise of independent judgment;

(d)           has not participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the three years prior to such member’s appointment to the Audit Committee; and

(e)           is able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement.

At least one member of the Audit Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background that results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The Audit Committee shall also endeavor to have at all times on the Audit Committee at least one member who satisfies the definition of an “audit committee financial expert” as defined by the SEC.

Audit Committee members may be removed or replaced by the Board from time to time in its discretion.

The Board shall appoint one member of the Audit Committee as chairperson. He or she shall be responsible for leadership of the Audit Committee, including overseeing the agenda, presiding over the meetings and reporting to the Board.

RESPONSIBILITIES AND DUTIES

In carrying out its responsibilities, the Audit Committee believes that its policies and procedures should remain flexible. The Audit Committee may, to the extent permitted by applicable laws or regulations, diverge from the specific activities set forth in this Charter if appropriate given the circumstances. The primary duties and responsibilities of the Audit Committee shall be as follows:

Oversight of Independent Auditor

1.             Be directly responsible for the appointment, retention, compensation, evaluation, termination and oversight of the work of the Company’s independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) engaged for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

2.             Pre-approve all audit services and permissible non-audit services by the Company’s independent auditor.

3.             Review and discuss representations from the independent auditor regarding:

•      critical accounting policies and practices to be used;

•      alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and

•      other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

4.             Ensure regular rotation of the lead and concurring audit partners and other significant audit partners of the Company’s independent auditor as required by law.

5.             Obtain and review a report from the independent auditor at least annually regarding all relationships between the independent auditor and the Company consistent with Independence Standards Board Standard No. 1.

6.             Evaluate the qualifications, performance and independence of the independent auditor, including:

•      actively engaging in a dialogue with the independent auditor regarding any relationship or services that may impact the auditor’s objectivity and independence;

•      at least annually, evaluating the independence of the auditor, including assessing whether all relationships between the independent auditor and the Company and the provisions of permissive non-audit services are compatible with maintaining the auditor’s independence;

•      oversee practices regarding the hiring of former employees of the independent auditor;

•      considering whether the independent auditor’s quality controls are adequate; and

•      reviewing and evaluating the qualifications and performance of the Company’s independent auditor.

7.             On an annual basis, review the independent auditor’s audit plan and discuss scope, staffing, locations, reliance upon management and general audit approach.

8.             Review with the independent auditor any audit problems or difficulties the auditor may have encountered and management’s response thereto. Such reviews should include any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

9.             Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 related to the conduct of the audit.

10.           Confirm that none of the audit partners earn or receive compensation based on procuring engagements with the Company for providing products or services, other than audit, review or attest services.

Oversight of Financial Reporting and Disclosure Matters

11.           Review and discuss with management and the independent auditor the Company’s annual audited financial statements prior to the filing of the Company’s Form 10-K, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

12.           Review and discuss with management and the independent auditor, prior to the filing of the Company’s Form 10-Q, the Company’s quarterly financial statements, including the results of the independent auditor’s review of the quarterly financial statements.

13.           Discuss with management and the independent auditor:

•      material financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements;

•      any material changes, including proposed changes, in the Company’s selection or application of accounting principles;

•      any significant deficiencies or material weaknesses in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data;

•      the independent auditor’s attestation of management’s report on internal controls; and

•      any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.

14.           Discuss with management the Company’s policies and procedures with respect to earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as with respect to financial information and earnings guidance provided to analysts and rating agencies.

15.           Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet transactions, arrangements or obligations (including contingent obligations) on the Company’s financial statements.

16.           Review any significant reports to management prepared by the independent auditor or the internal audit personnel and management’s responses.

17.           Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports that raise material issues regarding the Company’s financial statements or accounting policies.

Oversight of Compliance and Regulatory Matters

18.           Implement and oversee the Company’s Code of Business Conduct and Ethics, including establishing and reviewing periodically procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee has the authority to conduct any investigation appropriate to fulfilling its responsibilities and has direct access to the Company’s outside counsel and anyone in the Company with respect thereto.

19.           Discuss with the independent auditor and management any other matters covered by Section 10A of the Securities Exchange Act of 1934, as determined necessary or appropriate by the Audit Committee to ensure compliance.

Other Responsibilities

20.           Pre-approve all related party transactions of the Company. The term “related party transaction” shall refer to transactions required to be disclosed pursuant to Item 404 of the SEC’s Regulation S-K.

21.           Review with the full Board any material issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, and the performance and independence of the Company’s independent auditor.

22.           Review and discuss with management as necessary the internal audit department’s responsibilities, supervision, budget and staffing.

23.           Review and discuss with management and the independent auditor, as appropriate, the Company’s risk assessment and risk management policies.

24.           Periodically review with the Company’s General Counsel significant legal matters that may have a material impact on the Company’s financial statements and any material reports, notices or inquiries received from regulators or government agencies.

25.           Perform any other activities consistent with this Audit Committee Charter, the Company’s By-laws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Committee Administration

26.           Prepare the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

27.           Meet periodically as needed with members of management, internal audit personnel and the independent auditor in separate executive sessions.

28.           Review the Audit Committee’s own performance annually.

29.           Review and reassess the adequacy of this Audit Committee Charter annually and recommend any proposed changes to the Board and have the Audit Committee Charter published at least every three years in accordance with SEC regulations.

OUTSIDE ADVISERS

The Audit Committee shall have the authority to retain independent counsel and other legal, accounting or other advisors as the Audit Committee determines necessary to carry out its duties. To the extent permitted by applicable law, the Audit Committee shall be entitled to rely on the professional opinions and advice of such advisors. The Company shall provide funding, as determined by the Audit Committee, for payment of compensation to any advisors employed by the Audit Committee and for payment of ordinary administrative expenses that are necessary for the Audit Committee to carry out its duties.

DELEGATION OF DUTIES

To the extent permissible under applicable laws and regulations, the Audit Committee may delegate its responsibilities to one or more members of the Audit Committee.

MEETINGS

The Audit Committee shall meet at least four times annually, and special meetings shall be called as necessary.

The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Audit Committee or to meet with any members of, or consultants to, the Audit Committee.

All meetings of the Audit Committee shall be held pursuant to the By-laws of the Company with regard to notice and waiver thereof, and written minutes of each meeting shall be duly filed in the Company’s records. A majority of the members of the Audit Committee shall constitute a quorum of the Audit Committee.

GANDER MOUNTAIN COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Thursday, June 8, 2006

9:00 a.m. Central Time

180 East Fifth Street

Saint Paul, Minnesota

Gander Mountain Company
180 East Fifth Street, Suite 1300
St. Paul, MN 55101	proxy

Proxy for 2006 Annual Meeting of Shareholders.

This proxy is solicited on behalf of the Board of Directors.

The Board of Directors recommends a vote for all proposals.

The undersigned, a shareholder of Gander Mountain Company, hereby appoints Mark R. Baker and Dennis M.  Lindahl, and each of them, as proxies, with full power of substitution, to vote on behalf of the undersigned the number of shares that the undersigned is then entitled to vote, at the Annual Meeting of Shareholders of Gander Mountain Company to be held at 180 East Fifth Street, Saint Paul, Minnesota, on Thursday, June 8, 2006,  commencing at 9:00 a.m. Central Time, and at any and all postponements and adjournments thereof, with all the powers that the undersigned would possess if personally present, upon the matters set forth herein.

The undersigned hereby revokes all previous proxies relating to the shares covered hereby and acknowledges receipt of the notice and proxy statement relating to the annual meeting.

See reverse for voting instructions.

VOTE BY MAIL

•                  Mark, sign and date your proxy card.

•                  Return it in the postage-paid envelope we’ve provided or return it to Gander Mountain Company, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873.

Please detach here

The Board of Directors Recommends a Vote FOR Proposals 1 and 2.
1.	Election of directors:	01 Mark R. Baker	05 Gerald A. Erickson	☐	Vote FOR	☐	Vote WITHHELD
		02 Karen M. Bohn	06 Ronald A. Erickson		all nominees		from all nominees
		03 Marshall L. Day	07 Dale Nitschke		(except as marked)
		04 Richard C. Dell	08 David C. Pratt

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Proposal to ratify Ernst & Young LLP as the independent registered public			☐	For ☐	Against	☐ Abstain
accounting firm for the current fiscal year:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL, FOR APPROVAL OF EACH OF THE DIRECTORS LISTED ABOVE AND FOR GRANTING THE NAMED PROXIES TO VOTE IN THEIR DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY BE CONSIDERED AND ACTED UPON AT THE ANNUAL MEETING.

Address Change? Mark Box		☐	Indicate changes below:		Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.